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[BRADY LOGO]

                         [BRADY CORPORATION LETTERHEAD]

                                  CONFIDENTIAL

November 9, 1999



Mr. Steve Anton
President & CEO
IMTBC, Inc.
One Imtec Lane
Bellows Falls, VT 05101-0809

Dear Mr. Anton:

In connection with our mutual review of a possible acquisition (a "Transaction") of IMTEC, Inc. ("IMTEC") by Brady Corporation or a subsidiary thereof ("Brady") both IMTEC and Brady will provide each other with certain information. As a condition to such information being furnished to each party and its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), each party agrees to treat any nonpublic information concerning the other party (whether prepared by the disclosing party, its advisors or otherwise and irrespective of the form of communication) which is furnished hereunder to a party or to its Representative now or in the future by or on behalf of the disclosing party (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     (1) EVALUATION MATERIAL. The term "Evaluation Material" shall be deemed to include all notes analyses, compilations, studies, interpretations or other documents prepared by each party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such party or its Representatives pursuant hereto which is not available to the general public. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public (other than as a result of a breach of this Agreement by the receiving party or its Representatives), (ii) was within the receiving party's possession prior to its being furnished to the receiving party by or on behalf of the disclosing party (provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party), (iii) is or becomes available to the receiving party on a nonconfidential basis from a source other than the disclosing party or any of its Representatives (provided that such source was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information), (iv) is disclosed by the disclosing party to a third party without a duty of confidentiality, (v) is independently developed by the recipient without use of Evaluation Material,
(vi) is disclosed under operation of law, or (vii) is disclosed by the recipient or its Representatives with the disclosure's prior written approval.


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November 9, 1999                                              Brady Corporation
IMTEC, Inc.                                                   Page 2 of 4



     (2) PURPOSE OF DISCLOSURE OF EVALUATION MATERIAL. It is understood and agreed to by each party that any exchange of information under this agreement shall be solely for the purpose of evaluating a Transaction between the parties and not to affect in any way, each party's relative competitive position to each party or to other entities. It is further agreed, that the information to be disclosed to each other shall only be that information which is reasonably necessary to a Transaction and that information which is not reasonably necessary for such purposes shall not be disclosed or exchanged. In addition, competitively sensitive information such as information concerning product development or marketing plans, product prices or pricing plans, cost data, customers or similar information which has been determined to be reasonably necessary to a Transaction, shall be limited only to those senior executives and Representatives who are involved in evaluating or negotiating a Transaction or approving the value of a Transaction.

     (3) USE OF EVALUATION MATERIAL. Each party hereby agrees that it and its Representatives shall use the other's Evaluation Material solely for the purpose of evaluating a possible Transaction between the parties, and that the disclosing party's Evaluation Material will be kept confidential and each party and its Representatives will not disclose or use for purposes other than the evaluation of a Transaction any of the other's Evaluation Material in any manner whatsoever; provided, however, that (i) the receiving party may make any disclosure of such information which the disclosing party gives its prior written consent; (ii) any of such information may be disclosed to the receiving party's Representatives who need to know such information for the sole purpose of evaluating a possible Transaction between the parties, who are provided with a copy of this letter agreement and who are directed by the receiving party to treat such information confidentially; or any evaluation material which is disclosed in accordance with section (1) above.

     (4) NON DISCLOSURE. In addition, each party agrees that, without the prior written consent of the other party, its Representatives will not disclose to any other person the fact that any Evaluation material has been made available hereunder, that discussions or negotiations are taking place concerning a Transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof) provided, that a party may make such disclosure if in the written opinion of a party's outside counsel, such disclosure is necessary to avoid committing a violation of law, court order or applicable stock exchange regulation. In such event, the disclosing party shall use its reasonable efforts to give advance notice to the other party.

     (5) TERMINATION OF DISCUSSIONS. If either party decides that it does not wish to proceed with a Transaction with the other party, the party so deciding will promptly inform the other party of that decision. In that case, or at any time upon the request of either disclosing party for any reason, each receiving party will promptly destroy or return all written Evaluation Material (and all copies thereof and extracts therefrom) furnished to the receiving party or its Representatives by or on behalf of the disclosing party pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by the requesting party shall be destroyed and no copy thereof shall be retained, and in no event shall either party be obligated to disclose or provide the Evaluation Material prepared by it or its Representatives to the other party. Notwithstanding the destruction of the Evaluation Material, each party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.
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November 9, 1999                                               Brady Corporation
IMTEC,Inc.                                                           Page 3 of 4


         (6) NO REPRESENTATION OF ACCURACY. Each party understands and acknowledges that neither party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material made available by it or to it. Each party agrees that neither party nor any of its Representatives shall have any liability to the other party or to any of its Representatives relating to or resulting from the use of or reliance upon such other party's Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

         (7) DEFINITIVE AGREEMENTS. Each party understands and agrees that no contract or agreement providing for any Transaction involving the parties shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a Transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement. Both parties further acknowledge and agree that each party reserves the right, in its sole discretion, to provide or not provide Evaluation Material to the receiving party under this Agreement, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction between the parties, and to terminate discussions and negotiations at any time.

         (8) WAIVER. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

         (9) NON-SOLICITATION. Beginning on the date of this letter and continuing for a period of twelve (12) months after the date of a notice of termination under Section (5) above, each party and its subsidiaries will not (and each party and its subsidiaries will not assist or encourage others to), and any of its affiliates, having had access to Evaluation Material as defined above, will not (and each of its affiliates will not assist or encourage others to), directly or indirectly, in any manner whatsoever, request, influence, or induce any employee to leave his or her employment with the other party, provided that advertisements in trace journals, newspapers or discussions with individuals that have left his or her employ or who initiate such discussions with the other party shall not be in violation of this provision.

         (10) MISCELLANEOUS. Each party agrees to be responsible for any willful and material breach of this agreement by any of its Representatives. In case any provision of this agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the agreement shall not in any way be affected or impaired thereby.

         (11) EQUITABLE RELIEF.  It is further understood and agreed that money damages may not be a sufficient remedy for any willful and material breach of this letter agreement by either party or any of its
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November 9, 1999                                               Brady Corporation
IMTEC, Inc.                                                    Page 4 of 4


Representatives and that the nonbreaching party may be entitled to equitable relief. Any such relief shall be in addition to all other remedies available at law or equity.

    (12) STANDSTILL. The obligations of both IMTEC and Brady under this letter agreement shall begin on the date of this letter and cease entirely twelve (12) months from the date of a notice of termination under Section (5).

    (13) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Vermont that are pertinent and applicable to such agreements.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between IMTEC and Brady.

Very truly yours,

Brady Corporation

/s/ Gary L. Johnson

Gary L. Johnson
Vice President - Corporate Development

Accepted and Agreed as of the date first written above:

IMTEC, Inc.

/s/ Steve Anton
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Name

President/CEO
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Title

  11-2-99
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Date